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                                                               Exhibit 26(d)(8)

EXTENDED MATURITY AGREEMENT
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the continuation of the policy beyond the maturity date shown on page 1 under the following conditions:

(1) At least one insured must be alive on the anniversary nearest the policy's maturity date, and the policy's actual cash value is at least $.01.
(2) The policy has a life plan of insurance when it reaches the maturity date.

WILL THE DEATH BENEFIT OPTION CONTINUE AFTER THE POLICY MATURES?

No. In addition, any additional insurance provided by the protection death benefit option will cease when the policy maturity is extended.

WHAT IS THE FACE AMOUNT AFTER THE POLICY MATURITY IS EXTENDED?

Regardless of the death benefit option in effect at policy maturity, the face amount after the policy maturity is extended will be the face amount shown on page 1.

WHAT IS THE DEATH BENEFIT AFTER THE POLICY MATURITY IS EXTENDED?

The death benefit will be the greater of the face amount at the policy maturity date shown on page 1 or 101% of the actual cash value of the policy.

WILL DIVIDENDS OR ASSET CREDITS CONTINUE TO BE APPLIED AFTER THE POLICY MATURITY IS EXTENDED?

No. If your policy is eligible for dividends or asset credits, those will no longer be applied after the policy maturity is extended.

WHAT WILL BE THE ACTUAL CASH VALUE AFTER THE POLICY MATURITY IS EXTENDED?

At maturity the separate account assets will automatically be transferred to the guaranteed account. The actual cash value will be the value held in the guaranteed account. The guaranteed account will continue to credit interest while on extended maturity.

WILL SUB-ACCOUNT TRANSFERS BE ALLOWED WHILE ON EXTENDED MATURITY?

No.

WILL PREMIUMS BE ACCEPTED AFTER THE POLICY MATURITY IS EXTENDED?

No. Premiums are not required and premiums will not be accepted after the policy maturity is extended. We will no longer accept any nonrepeating premiums.

ARE ANY ADJUSTMENTS ALLOWED TO YOUR POLICY?

No. Adjustments defined in the policy are not allowed after the policy maturity is extended.

WHAT IF THERE IS AN OUTSTANDING LOAN?

If there is an outstanding loan at the time the policy maturity is extended, we will continue to accept loan repayments. We will charge loan interest at a rate of 4 percent per annum after the policy maturity is extended.

You will be allowed to take a loan against your policy while on extended maturity.

IS THERE A COST FOR THIS AGREEMENT?

No.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

(1) the date this policy is surrendered or otherwise terminates; or
(2) the date we receive your written request to cancel this agreement.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on page 1.


/s/ Dennis E. Prohofsky                             /s/ Robert L. Senkler

Secretary                                           President